Exhibit 99.1

PORTOLA PACKAGING REPORTS THIRD QUARTER RESULTS

     SAN JOSE, CA—June 21, 2004 — Portola Packaging, Inc. today reported results for its third quarter of fiscal year 2004, ended May 31, 2004. Sales were $62.3 million compared to $53.7 million for the same quarter of the prior year. For the first nine months of fiscal 2004 sales were $176.3 million compared to $156.8 million for the first nine months of fiscal 2003. Portola had operating income of $0.3 million for the third quarter of fiscal year 2004, compared to operating income of $3.8 million for the third quarter of fiscal year 2003. For the first nine months of fiscal 2004 the Company had an operating loss of $2.2 million compared to operating income of $6.4 million for the first nine months of fiscal 2003. Portola reported a net loss of $4.4 million for the third quarter of fiscal year 2004 compared to a net loss of $28,000 for the same period of fiscal year 2003, and a net loss of $16.2 million for the first nine months of fiscal 2004 compared to a net loss of $2.4 million for the same period in fiscal 2003.

     Gross profit decreased $0.3 million to $11.6 million for the third quarter of fiscal year 2004 compared to $11.9 million for the third quarter of fiscal year 2003. Gross profit decreased $2.8 million to $30.2 million for the first nine months of fiscal 2004 compared to $33.0 million for the first nine months of fiscal 2003. The decrease in gross profit was mainly attributable to resin price increases, decreased sales volume in the US and competitive pricing pressures in the US and the UK markets. In addition, the Company incurred one-time relocation and plant consolidation expenses of $0.4 million and $1.4 million during the third quarter and first nine months of fiscal 2004, respectively, that were charged to cost of sales.

     The Company incurred pretax restructuring charges of $1.6 million during the third quarter of fiscal 2004 and $3.5 million pretax restructuring charges during the first nine months of fiscal 2004 compared to $0.4 million for the first nine months in fiscal 2003.

     Foreign exchange loss for the third quarter of fiscal 2004 totaled $0.7 million as compared to a gain of $0.9 million for the same period in fiscal 2003. Foreign exchange gain for the first nine months of fiscal 2004 totaled $1.6 million compared to a gain of $0.8 million for the same period in fiscal 2003.

     During the third quarter of fiscal 2004, the Company closed on the sale of its manufacturing facility in Chino, California at a net sales price of $3.3 million and recognized a gain of $1.0 million. The Company also entered into a contract to sell its manufacturing facility in San Jose, California at a net sales price of approximately $3.2 million. The transaction is expected to close in July 2004.

     As previously reported, the Company purchased certain machinery and equipment for production of dairy closures, together with certain inventory, accounts receivable, and other assets, from a competitor in the United Kingdom. The purchase price was approximately $4.1 million. This machinery and equipment is expected to be utilized in the UK and other Portola facilities outside of the UK. The competitor has ceased production of 38mm dairy closures for the UK market.

     During the third quarter of fiscal year 2004, appraisals were completed for the Company’s real estate, machinery and equipment, which resulted in an additional $15.0 million of availability to the current borrowing base under its senior secured credit facility. After subtracting the minimum availability of $5.0 million, the Company’s borrowing capacity has increased to approximately $35.0 million at the end of the third quarter of fiscal 2004.

     The Company’s results for the third quarter and first nine months of fiscal 2003 do not include the results of Tech Industries, Incorporated which was acquired by the Company in the first quarter of fiscal 2004.

     EBITDA(a), (c) decreased $3.7 million to $5.6 million in the third quarter of fiscal year 2004 compared to $9.3 million in the third quarter of fiscal year 2003, and decreased $8.4 million to $12.4 million for the first nine months of fiscal 2004 compared to $20.8 million for the first nine months of fiscal 2003. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) losses on sale of assets, loss on warrant redemption, one-time relocation costs, one-time Tech clean up costs and warrant interest (income) expense, decreased to $6.5 million in the third quarter of fiscal 2004 compared to $9.3 million in the third quarter of fiscal 2003 and decreased to $18.5 million for the first nine months of fiscal 2004 from $21.1 million for the same period in fiscal 2003.

CONFERENCE CALL:

     Portola Packaging, Inc. executives will hold a conference call to discuss the third quarter of fiscal 2004 results. The conference call is scheduled for June 22, 2004 at 10:00 A.M. Pacific Daylight Time. The United States Dial-In Number is 888-428-4471. The International Dial-In Number is 651-291-0344. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.

ABOUT PORTOLA PACKAGING, INC:

     Portola Packaging is a leading designer, manufacturer and marketer of tamper evident plastic closures used in dairy, fruit juice, bottled water, sports drinks, institutional food products and other non-carbonated beverage products. The Company also produces a wide variety of plastic bottles for use in the dairy, water and juice industries, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines as well as manufactures and markets customized five-gallon water capping and filling systems. The Company is also engaged in the manufacture and sale of tooling and molds used in the blow molding industry. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.

ABOUT PORTOLA TECH INTERNATIONAL:

     Portola Tech International (“PTI”) is a leading manufacturer and marketer of plastic packaging components to the cosmetic, fragrance and toiletries industry. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Jack L. Watts	Portola Packaging, Inc.
Chairman and Chief Executive Officer	898A Faulstich Court
(408) 573-2345	San Jose, CA 95112
Web Site: www.portpack.com

James A. Taylor	Phone:	(408) 573-2000
President and Chief Operating Officer		(800) 767-8652
(408) 573-2074	Fax:	(408) 452-0122
Email: Info@mail.portpack.com
Dennis L. Berg
Vice President and Chief Financial Officer
(408) 573-2039

PORTOLA PACKAGING, INC.

Financial Results
(in millions)

	Q3 04	YTD 04	Q3 03	YTD 03
Sales	$62.3	$176.3	$53.7	$156.8
Cost of sales	50.7	146.1	41.8	123.8

Gross profit	11.6	30.2	11.9	33.0
Gross profit % (d)	18.6%	17.1%	22.2%	21.0%
SG&A, R&D and amortization	9.7	28.9	8.1	26.2
Restructuring	1.6	3.5	—	0.4

Operating income (loss)	0.3	(2.2)	3.8	6.4
Amortization of debt financing costs	0.5	2.0	0.2	0.6
Foreign exchange (gain) loss	0.7	(1.6)	(0.9)	(0.8)
Gain on sale of building	(1.0)	(1.0)	—	—
Loss on warrants	—	1.9	—	—
Other expense, net	3.9	11.3	3.1	9.1

(Loss) income before income taxes	(3.8)	(14.8)	1.4	(2.5)
Income tax expense (benefit)	0.6	1.4	1.4	(0.1)

Net loss	(4.4)	(16.2)	—	(2.4)

Add:
Interest expense	4.2	11.7	3.1	9.4
Income tax expense (benefit)	0.6	1.4	1.4	(0.1)
Depreciation expense	4.4	12.6	4.4	12.7
Amortization of intangibles	0.3	0.9	0.2	0.6
Amortization of debt financing costs	0.5	2.0	0.2	0.6

EBITDA (a), (c)	5.6	12.4	9.3	20.8
EBITDA % (a), (c) (d)	9.0%	7.0%	17.3%	13.3%
Adjustments to EBITDA (b), (c):
Restructuring	1.6	3.5	—	0.4
Gain on sale of building	(1.0)	(1.0)	—	—
Loss on warrant redemption	—	1.9	—	—
One-time relocation costs	0.4	1.4	—	—
One-time Tech clean up costs	—	0.5	—	—
Other	(0.1)	(0.2)	—	(0.1)

Adjusted EBITDA (b), (c)	6.5	18.5	9.3	21.1
Adjusted EBITDA % (b), (c) (d)	10.4%	10.5%	17.3%	13.5%

	May 31, 2004	August 31, 2003
Current assets	$64.0	$49.2
Property, plant and equipment, net	81.5	66.0
Other assets	43.4	17.6

Total assets	188.9	132.8

Current liabilities	35.9	38.8
Long-term debt	193.2	116.6
Warrants	—	1.3
Other liabilities	2.1	2.2

Total liabilities	231.2	158.9
Other equity	4.6	4.6
Accumulated deficit	(46.9)	(30.7)

Total equity	(42.3)	(26.1)

Total liabilities and shareholders’ equity (deficit)	188.9	132.8

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, impairment of intangible assets, restructuring costs, and gains and losses on both foreign exchange and sale of assets. Adjusted EBITDA for the third quarter and first nine months of fiscal year 2004 exclude as a separate component other loss of $0.4 million and $1.4 million of one-time relocation costs related to moving manufacturing operations from San Jose and Chino, California to Tolleson, Arizona, respectively. In addition, the Company recognized a loss on the redemption of warrants of $1.9 million and one-time facility cleanup expenses at Tech Industries of $0.5 million for the first nine month of fiscal 2004.

(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.

(d)	Percentages are calculated as a percent of sales